Exhibit 10.8

THIS SUBORDINATED CONVERTIBLE NOTE IS SUBJECT, IN ALL RESPECTS TO THE SUBORDINATION AGREEMENT DATED MARCH 31, 2010 BY AND AMONG HEALTHPOINTCAPITAL PARTNERS II, L.P., EACH OF THE ENTITIES LISTED ON THE SIGNATURE PAGE ATTACHED THERETO, AND MIDCAP FUNDING I, LLC, AS AGENT FOR THE SENIOR LENDERS REFERRED TO THEREIN.

AMENDED AND RESTATED

SUBORDINATED CONVERTIBLE NOTE

$36,869,813.00

September 30, 2010

FOR VALUE RECEIVED, BIOHORIZONS, INC., a Delaware corporation (“Borrower”), promises to pay to HEALTHPOINTCAPITAL Partners II, LP, a Delaware limited partnership (“Lender”), at its principal offices at 505 Park Avenue, 12th Floor, New York, New York 10022 or such other location as Lender may designate, the principal amount of THIRTY-SIX MILLION EIGHT HUNDRED SIXTY-NINE THOUSAND EIGHT HUNDRED THIRTEEN DOLLARS (U.S. $36,869,813.00) (the “Principal Amount”), plus interest accrued and accruing from and after December 31, 2009, and any other amounts that may be due hereunder, upon the terms and conditions specified below.

THIS AMENDED AND RESTATED SUBORDINATED CONVERTIBLE NOTE REPLACES IN ITS ENTIRETY THAT CERTAIN SUBORDINATED CONVERTIBLE NOTE DATED JANUARY 1, 2010 MADE BY BORROWER TO LENDER, OF LIKE TENOR HEREWITH.

TERMS OF THIS NOTE

1.                                       Interest. Interest shall be due or payable under this Note at the rate of ten percent (10.0%) per annum, calculated from and after December 31, 2009. Interest shall be paid, in the sole discretion of Lender, in either cash or Conversion Units (as hereinafter defined). The Principal Amount, together with interest payable thereon and any and all costs and expenses that may become due pursuant to paragraph 6 hereof, is referred to herein as the “Note Amount.”

2.                                       Repayment. The entire unpaid Note Amount shall be due and payable on the earlier to occur of (i) an initial public offering of Borrower’s capital stock, (ii) a merger, consolidation or similar transaction resulting in a change of control of Borrower, a sale of all or substantially all of the Borrower’s assets, a sale of a majority of Borrower’s capital stock, or any other change of control of Borrower, in each case occurring in one transaction or a series of related transactions, or (iii) upon demand by Lender at any time on or after April 1, 2012.

3.                                       Optional Conversion. Any time prior to the full repayment of this Note pursuant to paragraph 2 hereof, Lender may, at its sole discretion, convert all or part of the then outstanding Note Amount into that number of units consisting of shares of common stock and preferred stock of Borrower (or equivalent securities) (the “Conversion Units”), as equals (i) such Note Amount divided by (ii) the per unit price (the “Conversion Unit Price”) calculated by valuing Borrower’s currently outstanding shares of common and preferred stock (on a fully diluted and fully converted basis) at $500 million. Any fraction of a share resulting from this calculation shall be rounded upward or downward to the nearest whole share. The conversion right described in this paragraph 3 may be exercised by Lender by delivery of a written notice to

Borrower, and the conversion shall be deemed to be effective on the date that Borrower receives such written notice.

4.                                            Prepayment. At the election of Borrower, this Note may be prepaid in full or in part at any time without penalty.

5.                                            Events of Acceleration. The entire unpaid Note Amount shall become immediately due and payable upon the insolvency of the Borrower; the filing of a petition in bankruptcy by Borrower; the execution by Borrower of a general assignment for the benefit of creditors; the filing by or against Borrower of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy act or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of sixty (60) days or more; or Borrower’s ceasing to carry on business.

6.                                            Collection. If action is instituted to collect this Note, Borrower promises to pay to Lender all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action, which amounts shall constitute part of the “Note Amount”.

7.                                            Default Interest. In the event this Note is not paid in full when due, interest shall be payable on the outstanding Principal Amount at the rate of fifteen percent (15%) per annum, accruing monthly, calculated from and after the date of this Note.

8.                                            Subordination. Notwithstanding anything to the contrary set forth herein, this Note shall be subordinated and subject in right and time of payment to the payment in full of all obligations of Borrower and/or its subsidiaries for borrowed money from any bank, commercial lender or other financial institution, together with any interest accruing thereon after the commencement of a bankruptcy proceeding, without regard to whether or not such interest is an allowed claim (the “Senior Indebtedness”). Each holder of the Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Indebtedness in reliance upon the provisions contained in this Note.

9.                                            Waivers. No delay on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy. No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy. The failure of Lender to insist upon the strict performance of any term of this Note, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by Lender for the future of that term, right or remedy. No waiver of any right of Lender hereunder shall be effective unless in writing executed by the Lender. The parties hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality.

10.                                 Interest Savings Clause. If any interest payment (or other payment which is deemed by law to be interest) is due hereunder is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.

11.                                 Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

12.                            Governing Law. This Note shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

BIOHORIZONS, INC.

By:	/s/ David Wall
Name: David Wall
Title: CFO